UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2025

PROFOUND MEDICAL CORP.

(Exact name of Registrant as Specified in Its Charter)

Ontario, Canada	001-39032	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Skymark Avenue, Unit 6
Mississauga, Ontario, Canada		L4W 5K5
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 647-476-1350

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	PROF	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 19, 2025, Profound Medical Corp. (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (collectively, the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers in a registered direct offering (the “Offering”) an aggregate of 5,142,870 shares (the “Shares”) of the Company’s common shares (the “Common Shares”), at a price of $7.00 per share, for aggregate gross proceeds to the Company of $36 million before deducting the placement agent’s fees and related offering expenses. The Company expects that the Offering will close on or about December 22, 2025, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the Offering for expansion of its sales and marketing, working capital, research and development, strategic transactions and general corporate purposes.

The Shares were offered by the Company pursuant to a Registration Statement on Form S-3 (File No. 333-291516), which was filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2025 and was declared effective by the Commission on December 4, 2025 (the “Registration Statement”).

The Purchase Agreement contains customary representations and warranties, agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. Pursuant to the terms of the Purchase Agreement, the Company has agreed to certain restrictions on the issuance and sale of its Common Shares or securities convertible into, or exercisable or exchangeable for, Common Shares during the 60-day period following the closing of the Offering.

On December 19, 2025, the Company entered into a placement agency agreement (the “Placement Agent Agreement”) with Konik Capital Partners, LLC, a division of T.R. Winston and Company, LLC (“Konik Capital Partners”) pursuant to which the Company engaged Konik Capital Partners as the placement agent (the “Placement Agent”) in connection with the Offering. The Company agreed to pay the Placement Agent a fee in cash equal to 5.0% of the gross proceeds from the sale of the Shares to the Purchasers. The Company also agreed to reimburse the Placement Agent for all reasonable and documented out-of-pocket expenses, including the reasonable fees of legal counsel not to exceed $100,000. The Placement Agent Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature.

In addition to the registered direct offering, the Company intends to complete a private placement (the “Private Placement”) of up to 571,428 common shares at a purchase price of $7.00 per share, for aggregate gross proceeds of up to $4 million, to certain Canadian purchasers on a private placement basis. The common shares sold pursuant to the Private Placement will be subject to a hold period of four months plus one day from the closing date of the Private Placement. The sale of such common shares will be made in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The closing of the Private Placement is expected to occur on or prior to December 30, 2025 and is subject to the Company receiving all necessary approvals, including the conditional approval from the Toronto Stock Exchange. The common shares being offered under the Private Placement will not be registered under the Securities Act, and such shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from U.S. registration requirements and applicable U.S. state securities laws.

The foregoing summaries of the Placement Agent Agreement and the Purchase Agreement do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 1.1 and 10.1, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the opinion of Mintz LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

Item 8.01. Other Events.

On December 19, 2025, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Form of Placement Agency Agreement, dated December 19, 2025, by and between the Company and Konik Capital Partners LLC, a division of T.R. Winston and Company, LLC
5.1	Opinion of Mintz LLP
10.1	Form of Securities Purchase Agreement, dated as of December 19, 2025, by and between Profound Medical Corp. and the purchaser parties thereto.
23.1	Consent of Mintz LLP (included in Exhibit 5.1)
99.1	Press Release, dated December 19, 2025
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFOUND MEDICAL CORP.

Date:	December 19, 2025	By:	/s/ Rashed Dewan
Rashed Dewan
Chief Financial Officer